Exhibit 15

June 17, 2015

Rockwell Automation, Inc.

1201 South 2nd Street

Milwaukee, WI

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Rockwell Automation, Inc. and subsidiaries for the three-month periods ended December 31, 2014, and 2013, and have issued our report dated February 5, 2015, and for the three- and six-month periods ended March 31, 2015, and 2014, and have issued our report dated May 6, 2015. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended December 31, 2014 and March 31, 2015, are incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin